Exhibit 12



                                   AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)



                         For the Year Ended December 31,

                                   1996     1995     1994
1993     1992
                                   ----     ----     ----
----     ----

Earnings Before Income Taxes     $8,866   $5,255   $7,240
$6,359   $5,386

Less Interest Capitalized
  during the Period                 193      107       39
61       54

Less Undistributed Earnings
  of Less than 50%
  Owned Affiliates                  155      205       91
59       76

Add Fixed Charges                 1,127    1,350    1,224
1,269    1,293

Total Earnings                   $9,645   $6,294   $8,334
$7,508   $6,549



Fixed Charges

Total Interest Expense
  Including Capitalized
  Interest                       $  887   $1,095   $  951   $
980   $1,002

Interest Portion of
  Rental Expense                    240      255      273
289      291

    Total Fixed Charges          $1,127   $1,350   $1,224
$1,269   $1,293

Ratio of Earnings to
  Fixed Charges                     8.6      4.7      6.8
5.9      5.1